BIOTEN GENERAL PARTNERSHIP
                             THIRD QUARTER 1996

(i) BIOTEN is currently involved in the research, development, and marketing of a biomass-fired combustion turbine power generating facility. Current operations consist of the development of a commercial prototype plant
     (CPP). Due to additional time needed to finish construction of the CPP, the start-up date has been revised. It is now anticipated that the CPP will begin start-up operations and final testing in December 1996 - January 1997. There are no current sales. Revenues are anticipated to come from the sale of commercial plants modeled after a successfully completed CPP. In addition, a small amount of revenues may come from the sale of electricity generated by the CPP.

(ii) EUA Energy advanced $753,000 in loans to BIOTEN in the third quarter of 1996. On a cumulative basis EUA Energy has invested $5,212,451 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through September 30, 1996.

                          BIOTEN GENERAL PARTNERSHIP
                            CONDENSED BALANCE SHEET
                                September 30, 1996
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                  $4,343
    Land                                                10
          Total fixed Assets                         4,353
Current Assets:
    Cash and temporary Cash Investments                106
    Prepaid expenses                                    22
          Total Current Assets                         128

Other Assets:
    Intangible assets                                  752
TOTAL ASSETS                                        $5,233

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners                                 $  395
    Payroll taxes payable                               11
         Total Current Liabilities                     406

Other Liabilities:
    Due to partners                                  2,912
         Total Liabilities                           2,912

Partners' Capital:
    Partners' Capital - EUA Bioten                   1,840
    Partners' Capital - Bioten LLC                      75
         Total Partners' Capital                     1,915

Total Liabilities and Partnership Capital           $5,233


                        CONDENSED INCOME STATEMENT
           For the Quarter ended and year to date September 30, 1996
                                  (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses       81                145
          Total Operating Expenses            81                145
Operating Income (Loss)                      (81)              (145)
Net Income (Loss)                           ($81)             ($145)


                          STATEMENT OF CASH FLOWS
                    For the Six Months Ended September 30, 1996
                                  (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(145)
    Net change in current assets and liabilities        10
       Net Cash (used in) Operating Activities        (135)
Investing Activities:
    Capital Expenditures                             (1917)
       Net cash (used in) Investing Activities       (1917)
Financing Activities:
    Capital Contributions                             2012
       Net cash provided from Financing Activities    2012
    Net increase in cash                               (40)
Cash at December 31, 1995                              146
Cash at September 30, 1996                            $106